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                                                                      EXHIBIT 99

Contact:
John Comerford
Vice President, General Counsel and Secretary
(608) 663-7075

For Immediate Release


THIRD WAVE ADOPTS SHAREHOLDER RIGHTS PLAN

MADISON, Wis., Nov. 28 -- Third Wave Technologies Inc. (Nasdaq: TWTI) today announced that its board of directors has approved adoption of a shareholder rights plan.

The shareholder rights plan is similar to plans adopted by many other companies. The plan is designed to enable all Third Wave stockholders to realize the full value of their investment and to provide for fair and equal treatment of all stockholders in the event that an unsolicited attempt is made to acquire the company. The adoption of the shareholder rights plan is intended to guard shareholders against abusive and coercive takeover tactics. The plan was not adopted in response to any attempt to acquire the company and the company is not aware of any such efforts.

Under the shareholder rights plan, stockholders of record as of the close of business on Dec. 20, 2001, will receive one right to purchase a fractional share of Third Wave preferred stock. The rights will be issued as a non-taxable dividend and will expire 10 years from the date of the adoption of the rights plan, unless earlier redeemed or exchanged. The rights are not immediately exercisable and will become exercisable only upon the occurrence of a person or group acquiring 15 percent or more of Third Wave's common stock. If a person or group acquires 15 percent or more of Third Wave's common stock, then all rights holders except the acquirer will be entitled to acquire Third Wave common stock at a significant discount. The effect will be to discourage acquisitions of 15 percent or more of Third Wave's common stock without negotiation with the board of directors.

Further details of the shareholder rights plan are outlined in a letter that will be mailed to stockholders as of the record date. In addition, a copy of the rights plan will be filed with the Securities and Exchange Commission.

About Third Wave Technologies

Third Wave Technologies develops, manufactures and markets genetic analysis products used in the discovery and validation of the genetic basis of disease and the delivery of personalized medicine.

The company's patented Invader(R) product platform is highly accurate, sensitive, easy to use and cost-effective, enabling the acceleration of genome and pharmaceutical research and clinical patient analysis.

Third Wave's product commercialization strategy is rooted in a simple concept: drive value creation by leveraging any one of its tens of thousands of unique research products into increasingly larger revenue and market opportunities as it moves from basic research to medical genetic to routine clinical applications. The company has established strategic collaborations in the U.S. and abroad with

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government initiatives, pharmaceutical and biotechnology companies, academic research centers, clinical reference labs and major healthcare providers. Through these partnerships and ongoing research and development, Third Wave will continue to expand its menu of products and drive their transition from the research market to the clinical market.

For more information about Third Wave and its products, please visit the company's website at www.twt.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and its competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

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